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Annual Statement of Compliance
UBS-Barclays Commercial Mortgage Trust 2012-C4
Re:
The Pooling and Servicing Agreement (the "Agreement") dated as of December 1, 2012 among
UBS Commercial Mortgage Securitization Corp., as depositor, Wells Fargo Bank, National
Association, as master servicer, Rialto Capital Advisors LLC, as special servicer, Trimont Real
Estate Advisors, Inc., as operating advisor, and U.S. Bank National Association, as trustee, certificate administrator, paying agent and custodian

                I, Nancie J. Arvin, a Senior Vice President of U.S. Bank National Association, as Certificate
Administrator hereby certify that:

                (1) A review of the activities of the Certificate Administrator during the year ending December 31,
2013 (the "Reporting Period") and of the performance of the Certificate Administrator under the
Agreement has been made under my supervision; and

                (2) To the best of my knowledge, based on such review, the Certificate Administrator has fulfilled its obligations under the Agreement in all material respects throughout the Reporting Period.
Capitalized terms used but not defined herein have the meanings set forth in the Agreement.

Date: March 14, 2014
U.S. Bank National Association as Certificate Administrator

By: /s/ Nancie J. Arvin
Nancie J. Arvin
Senior Vice President